HOLOMETRIX, INC.


                             NEWS & INFORMATION
                            IMMEDIATE RELEASE

Contact:	John E. Wolfe, President
		Holometrix, Inc.
		25 Wiggins Avenue
		Bedford, MA  01730-2323
		(781) 275-3300


                 HOLOMETRIX, INC., NATIONAL METAL REFINING COMPANY
                           and TYTRONICS INCORPORATED
                           Announce Reorganization


BEDFORD, MA May 1, 1998 - Holometrix, Inc. ("Holometrix"), National Metal Refining Company ("Nametre") and Tytronics Incorporated ("Tytronics") today announced that their respective shareholders have taken all action necessary to approve the reorganization of each company into a single entity effective May 1, 1998. In connection with the reorganization, Holometrix, the surviving entity, will also effect a 50 to 1 reverse stock split of its outstanding Common Stock and will change its name to Metrisa, Inc. Following the reorganization and the reverse stock split, it is anticipated that there will be approximately 1,380,000 shares of Metrisa Common Stock issued and outstanding with a par value of $.50 per share.

	The reorganization of Holometrix, its majority owner, Tytronics, and its subsidiary, Nametre, will involve the exchange of all of the currently outstanding Common Stock and Preferred Stock of Tytronics and Nametre for shares of the Common Stock, $.01 par value, of Holometrix and the simultaneous merger of Tytronics and Nametre into a wholly-owned subsidiary of Holometrix. The wholly-owned subsidiary will, immediately thereafter, merge into Holometrix.

       John E. Wolfe, President of Holometrix, stated that the reorganization is expected to benefit Holometrix, Tytronics and Nametre by creating a cohesive company focused on the process, water and materials markets. The reorganization will also increase management and operating efficiencies and lead to greater recognition of the combined entity by the business community. Mr. Wolfe also indicated that the change of the name of Holometrix to Metrisa, Inc. (Greek for "I measured") is intended to underscore the company's focus on the development, manufacture and marketing of measurement instrumentation and related products and services.

	Metrisa, Inc. will organize into three separate operating divisions, namely Holometrix-Micromet, Nametre and Tytronics. This organization will maintain the strong name recognition that each division currently has in its market place.

	Holometrix-Micromet is a product development, manufacturing and contract test services company which specializes in manufacturing instruments and providing contract test services for measuring the thermophysical properties and cure monitoring of a wide variety of materials. Micromet Instruments was recently acquired by Tytronics and is being merged with the Holometrix division.

	Nametre is a product development and manufacturing company that specializes in manufacturing in-line and laboratory viscosity analyzers.

	Tytronics designs, manufactures and markets on-line liquid and gas chemical analyzers for specific applications in worldwide process and environmental markets.



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